Exhibit 99.1

MeiraGTx Appoints Debra Yu, MD to Board of Directors

LONDON and NEW YORK, April 27, 2022 (GLOBE NEWSWIRE) -- MeiraGTx Holdings plc (NASDAQ:MGTX), a vertically integrated, clinical stage gene therapy company, today announced the appointment of Dr. Debra Yu to its Board of Directors.

Dr. Yu currently serves as President and Chief Strategy Officer of LianBio, and previously served as LianBio’s President and Chief Business Officer. Dr. Yu has more than 30 years of healthcare industry experience in business development, alliance management, investment banking and capital markets. She has held senior positions at Pfizer in its Worldwide Business Development organization and Labrador Advisors, LLC, where she advised numerous partnerships and licensing transactions. Dr. Yu also previously served as a partner at two life science focused venture capital firms in the San Francisco Bay Area. Dr. Yu received a bachelor’s degree with high honors in molecular biology from Princeton University and earned a medical degree from Harvard Medical School.

“We are very pleased to welcome Dr. Yu to our board,” said Alexandria Forbes, Ph.D., president and chief executive officer of MeiraGTx. “Her decades of business development and industry experience will bring a valuable perspective to the board as we continue to grow our company.”

About MeiraGTx

MeiraGTx (Nasdaq: MGTX) is a vertically integrated, clinical stage gene therapy company with six programs in clinical development and a broad pipeline of preclinical and research programs. MeiraGTx has core capabilities in viral vector design and optimization and gene therapy manufacturing, and a transformative gene regulation platform technology which allows tight, dose responsive control of gene expression by oral small molecules with dynamic range that can exceed 5000-fold. Led by an experienced management team, MeiraGTx has taken a portfolio approach by licensing, acquiring, and developing technologies that give depth across both product candidates and indications. MeiraGTx’s initial focus is on three distinct areas of unmet medical need: ocular, including inherited retinal diseases and large degenerative ocular diseases, neurodegenerative diseases and severe forms of xerostomia. Though initially focusing on the eye, central nervous system, and salivary gland, MeiraGTx plans to expand its focus to develop additional gene therapy treatments for patients suffering from a range of serious diseases.

For more information, please visit www.meiragtx.com.

Contacts

Investors:
MeiraGTx
Investors@meiragtx.com

Media:
Jason Braco, Ph.D.
LifeSci Communications
jbraco@lifescicomms.com